Exhibit 10.24

EMPLOYMENT CONTRACT

THIS EMPLOYMENT CONTRACT (“Employment Contract”) made as of the 31st day of December, 2004 (the “Effective Date”) between NORWOOD H. DAVIS, III (hereinafter referred to as “Employee”) and TRX, INC., a Georgia corporation (hereinafter referred to as the “Company”).

WITNESSETH:

WHEREAS, Employee has continuously been employed by the Company as President and Chief Executive Officer since 1999 pursuant to that certain Employment Contract dated as of December 1, 1999, as amended, entered into between Company and Employee (the “Original Employment Contract”);

WHEREAS, the Company desires to continue to employ Employee pursuant to the terms set forth below which are substantially similar to those terms under the Original Employment Contract, and Employee desires to continue to be employed by the Company on such terms; and

WHEREAS, the parties intend to supersede all prior correspondence, letters, negotiations, and agreements between them with respect to the terms set forth herein, including but not limited to, the Original Employment Contract;

NOW, THEREFORE, it is hereby agreed as follows:

1. Employment of Employee. The Company hereby employs Employee for a period commencing on the Effective Date of this Employment Contract and ending on January 3, 2007 (the “Initial Term”). Employee agrees to such employment on the terms and conditions herein set forth and agrees to devote his best efforts to his duties under this Employment Contract and to perform such duties diligently and efficiently and in accordance with the directions of the Company.

2. Duties. The Employee shall be employed as President and Chief Executive Officer of the Company, reporting directly to the Chairman of the Board of the Company. As President and Chief Executive Officer, the Employee shall have overall, day-to-day management responsibilities of the Company, in addition to any specific related duties and responsibilities as may be assigned to him by the Chairman of the Board of the Company.

Further, continued approval by the Board of Directors, the Employee shall continue to be a member of the Board of Directors of the Company, with full voting privileges, and shall serve in such capacity for the Term of this Employment Contract.

The Employee shall devote substantially all of his business time, attention, and energies to the Company, shall act at all times in the best interests of the Company, and shall not during the term of this Employment Contract be engaged in any other business activity, whether or not such business is pursued for gain, profit, or other pecuniary advantage. Notwithstanding the foregoing, this Employment Contract shall not be construed as preventing Employee from investing his personal assets in any form or manner that will not require any services by Employee in the operation of the affairs of the business in which such investments are made; provided; however, that Employee shall not be permitted to make any investment in any business competing with the business of the Company. Further, notwithstanding the foregoing provisions, this Employment Contract shall not be construed as preventing the Employee from serving as a member of the board of directors of any company as long as such service has been approved by the Chairman of the Board and such service does not distract the Employee from his duties hereunder.

3. Compensation and Benefits.

(a) Base Salary. Employee’s annual salary during the first twelve (12) months of the term of this Employment Contract shall be $375,000 (the “Base Salary”). The Base Salary shall be paid by the Company monthly in arrears or in accordance with the Company’s regular payroll practice. Pursuant to the Employee’s satisfactory performance reviews, the Employee’s Base Salary may be increased at the sole discretion of the Executive Committee (or other appropriate subcommittee) of the Company’s Board of Directors.

(b) 2004 Bonus. The Company and Employee have agreed that the amount of Employee’s 2004 bonus to be determined by the Executive Committee of the Board, in its discretion, will be earned and payable: (i) one half (1/2) of such total bonus amount on March 31, 2005, and (ii) one half ( 1/2) of such bonus amount on July 1, 2005; provided, however, the amount scheduled to be paid July 1, 2005 will be deemed unearned and thus not payable if the Company has not taken the necessary steps to prepare for an initial public offing of its common stock during the second quarter of 2005.

(c) Annual Discretionary Bonus. Employee shall be eligible for an annual discretionary bonus under the terms and conditions of a short-term incentive compensation program to be approved and adopted by the Board of Directors. The Executive Committee (or other appropriate subcommittee) of the Board of the Company shall determine the amount of the Employee’s annual discretionary bonus, if any, based on both the performance of the Company and the performance of the Employee; provided, however, that to receive the bonus, Employee must be an “active employee in good standing” on the date that the bonus is paid. It is anticipated that such short-term incentive compensation program will provide for an annual bonus amount of one hundred percent (100%) of Base Salary should stated performance targets be met by Employee. For purposes of this Employment Contract, an “active employee in good standing” shall mean that Employee (i) has not terminated employment with the Company for any reason (except pursuant to Section 6 (e)); (ii) is not on probation of any kind from the Company; and (iii) has not received written notice from the Company pursuant to Sections 6 (a) or (b) hereof.

(d) Long-Term Incentive Compensation. The Employee shall receive a stock option to purchase 300,000 shares of the Company’s common stock on the earlier of (i) the date of an initial public offering of the Company’s common stock with such option granted at an exercise price per share equal to the initial public offering price; or (ii) September 1, 2005 with such option granted at an exercise price of $12.24 per share. Fifty percent (50%) of this option shall be exercisable on December 1, 2005 and fifty percent (50%) of this option shall be exercisable on December 1, 2006. Such option shall be issued under and subject to the Company’s 2000 Stock Incentive Plan as the same may be amended or replaced. In addition, the Company agrees to instruct the committee administering the 2000 Stock Incentive Plan to permit the Employee to transfer, at his election, the above stock option to an immediate family member, a trust (with beneficiaries of only immediate family members), or a family limited partnership (with general partners and limited partners of only immediate family members). Such stock options and corresponding option price referenced herein shall be adjusted for any stock splits as to the number of shares issued.

(e) Employee Benefits. The Company shall provide Employee medical coverage and other employee benefits substantially similar to, and on the same basis as, the coverage provided to employees of the Company.

(f) Vacation. The Company agrees that Employee shall be entitled to five (5) weeks of paid vacation per calendar year; provided, however, that if this Employment Contract is not in effect for any full calendar year; Employee shall have only a pro rata portion of such paid vacation during that calendar year.

(g) Automobile Allowance. The Employee shall receive a monthly allowance of $1,000.00 in cash to assist him in obtaining and maintaining an automobile for his business use. The Employee shall be responsible for any and all costs and liabilities, including insurance, related to such automobile.

(h) Life Insurance. The Company agrees to reimburse Employee up to $15,000 each calendar year for actual premiums paid by Employee for the purchase of additional personal life insurance on his life; provided that Employee shall provide to the Company copies of his premium invoices and/or payments for such coverages prior to reimbursement. Employee acknowledges and agrees that such reimbursement amount shall be taxable ordinary income to him that shall be subject to normal withholdings for federal and state taxes.

(i) Interest Coverage Payment. As part of Employee’s compensation arrangement the Company has agreed to pay Employee an amount equal to the interest actually charged to and paid by Employee beginning in year 2004 and continuing during the term of this Employment Contract pursuant to that certain Promissory Note in the face amount of $3,652,500, dated December 30, 2003 issued by Employee to Bank of America, N.A. (the “Note”) adjusted to reflect, and not adversely impact Employee, the applicable top state and federal income tax rate plus FICA and Medicare taxes. The parties have agreed that such interest payment by Employee for 2004 was $50,000.

4. Personnel Policies and Residence. Employee shall conduct himself at all times in a business like and professional manner as appropriate for a person in his position and shall represent the Company in all respects as complies with good business and ethical practices. In addition, Employee shall be subject to and abide by the policies and procedures of the Company applicable to personnel of the Company, as adopted from time to time.

During the Term of this Employment Contract, Employee shall be permitted to retain his primary residence in Charlottesville, Virginia. The Employee shall be accessible during normal business day working hours, shall be available to travel at the direction of the Chairman and shall regularly visit the Company’s locations as he deems necessary to properly manage the Company.

5. Business Expenses. Employee shall be reimbursed monthly by the Company for ordinary, necessary and reasonable expenses incurred by him in the performance of his duties for the Company, provided that Employee shall first document said business expenses in the manner generally required by the Company under its policies and procedures, and in any event, the manner required to meet applicable regulations of the Internal Revenue Service relating to the deductibility of such expenses.

6. Termination and Renewal.

(a) Termination Due to Death or Discharge for Good Cause. This Employment Contract shall terminate immediately upon the death of Employee or upon the discharge of Employee for “good cause”. For the purposes of this Employment Contract, “good cause” means any act of fraud or dishonesty (whether or not in connection with the Company’s Business as hereinafter defined), competing with the Business of the Company either directly or indirectly, the breach of any provision of this Employment Contract by Employee, failure to comply with the decisions of the Company, failure to discharge Employee’s duty of loyalty to the Company, or any other matter constituting “good cause” under the laws of the State of Georgia. In the event of termination under this section, any earned but unpaid Base Salary and any other benefits provided herein shall be paid to Employee up to the effective date of termination of this Employment Contract for whatever reason, including the death of Employee, and not thereafter, subject to the specific provisions of subsection 3(c).

(b) Termination Due to Disability. This Employment Contract also shall terminate immediately upon written notice to Employee if Employee shall at any time be unable to perform the essential functions of his job hereunder, by reason of a physical or mental illness or condition, with or without reasonable accommodation, for a continuous period of three (3) consecutive calendar months. In the event of termination due to disability under this section, any earned but unpaid Base Salary and any other benefits provided herein shall be paid to Employee up to the effective date of termination of this Employment Contract for whatever reason, including the death of Employee, and not thereafter, subject to the specific provisions of subsection 3(c).

(c) Termination by the Company Without Good Cause. If the Company terminates this Employment Contract without good cause during the Initial Term, the Company shall pay the Employee any earned but unpaid Base Salary accrued through the date of termination plus the Base Salary and benefits due the Employee for the remainder of the Initial Term. In the event the Company terminates the Employment Contract without good cause after the end of the Initial Term but during the Term of this Employment Contract, the Company shall either give the Employee six (6) months’ advance notice of such termination or pay to the Employee an amount equal to six (6) months’ of Base Salary, in addition to any earned but unpaid Base Salary accrued through the date of termination. In addition to the foregoing, upon a termination of Employee’s employment by the Company without good cause, any stock option set forth in Section 3(d) that has not been granted shall be deemed granted and all stock options previously granted to Employee by the Company shall immediately become exercisable.

(d) Voluntary Termination by the Employee. If the Employee terminates this Employment Contract within the Initial Term, he shall be liable to the Company for any and all expenses, costs and other damages of the Company resulting therefrom.

(e) Termination Upon Expiration of Term. If not otherwise terminated hereunder, the Employment Contract shall terminate at the end of the Initial Term; however, prior to the expiration of the Initial Term, the Company and the Employee may elect, in writing, no later than six (6) months prior to the expiration of the Initial Term or any subsequent term, to renew this Employment Contract for successive one (1) year terms (which successive terms, if elected, shall together with the Initial Term constitute the “Term” of the Employment Contract).

(f) Termination Upon Change of Control. In the event of a “Change of Control” (as defined pursuant to the 2000 Stock Incentive Plan, as amended from time to time), Employee shall have the right to terminate this Employment Contract by sending written notice of such termination to the Company within sixty (60) days after Employee receives notice of the occurrence of such Change of Control. Such written notice by Employee shall contain the proposed termination date which shall be no less than sixty (60) days and no more than one- hundred twenty (120) days after the Company’s receipt of such notice. In the event Employee sends notice of termination pursuant to this Section 6(f), then on the termination date:

(i) the Company shall pay Employee his Base Salary for the remainder of the Initial Term, or if the Initial Term has expired and this Employment Contract has been renewed pursuant to Section 6(e), the remainder of the current renewal term;

(ii) the Company shall pay Employee a pro rata portion of the interest coverage payment in the amount as determined pursuant to Section 3(i) for the year in which the Change of Control occurs if such bonus has not already been paid to Employee for such year;

(iii) in the event the stock option set forth in Section 3(d) has not been granted, such stock option shall be granted on the termination date;

(iv) the stock options granted pursuant to Sections 3(d) and 6(f)(iii) above that have not vested, shall become immediately exercisable.

(g) Obligations upon Termination. Upon termination of this Employment Contract for any reason, any and all promissory notes by Employee, immediate family members, a trust (with beneficiaries of only immediate family members), or a family limited partnership (with general partners and limited partners of only immediate family members), in favor of the Company shall become due and payable within sixty (60) days of the effective date of termination.

7. Restrictive Covenants.

(a) Covenants to Prior Employers. Upon execution of this Employment Contract, the Employee hereby represents that he is not a party to, subject to or otherwise covered by any agreement or understanding (written or oral) with a prior employer that would restrict or in any manner limit the performance of his duties under this Employment Contract. Employee acknowledges that he has been instructed by the Company not to reveal or use any trade secret information from any former employer or reveal or use confidential information in violation of any agreement with any former employer.

(b) Acknowledgment of Damage Resulting From Employee’s Competition with the Company. Employee understands and acknowledges that the Company and its related entities are engaged in the business of providing travel arrangement, reservation, ticketing and related services and products (the “Business”), and that because of his position with the Company, he has or will obtain (i) intimate knowledge of the Business and including, but not limited to, knowledge of “Confidential Information” (as hereinafter defined), and (ii) knowledge of and relationships with the customers and suppliers used in connection with the Business of the Company and its related entities. Employee agrees and acknowledges that such knowledge, access, and relationships are such that if Employee were to compete with the Company or its related entities engaged in the Business, by engaging in the Business within the Restricted Territory (as hereinafter defined) at any time during the two (2) year period from the date of Employee’s termination of employment with the Company, the Company or its related entities would suffer harm, and the benefits that the parties bargained for under this Employment Contract would be severely and irreparably damaged. Further, Employee acknowledges and agrees that this Employment Contract, and the covenants not to solicit or compete contained herein, were a fundamental element of the transactions contemplated by this Employment Contract and that the transactions contemplated therein would not have been consummated in the absence of this Section 7. Employee agrees that the covenants contained in this Section 7 are reasonable and necessary to protect the confidentiality of the Trade Secrets, and other “Confidential Information” concerning the Company acquired by Employee.

For purposes of this Employment Contract, “Trade Secret” shall be as defined by applicable state law. The provisions of this Section shall be interpreted so as to protect those trade secrets and “Confidential Information,” and to secure for the Company the exclusive benefits of the work performed on behalf of the Company by the Employee under this Employment Contract, and not to unreasonably limit his ability to engage in employment and consulting activities in noncompetitive areas which do not endanger the Company’s legitimate interests expressed in this Employment Contract. Employee also understands and agrees that the Company can reasonably amend the definition of the Business or the scope of the Business at any time upon notice to Employee. For purposes of this Employment Contract, the term “Restricted Territory” shall mean the United States of America, which the parties agree is a reasonable and necessary geographical limitation due to the nature of the Business.

(c) Covenant Not to Compete with the Company. Employee agrees that, during the term of his employment under this Employment Contract and for a period of two (2) years following the termination of his employment under this Employment Contract for whatever reasons, with or without “good cause” or otherwise, Employee will not, directly or indirectly, expressly or tacitly, for himself or on behalf of any entity anywhere within the Restricted Territory, (i) act as an officer, manager, advisor, executive, controlling shareholder, or consultant to any business in which his duties at or for such business include oversight of or actual involvement in providing services which are competitive with the services or products being provided or which are being produced or developed by the Company or its related entities, or are under investigation by the Company or its related entities at the termination of this Employment Contract, (ii) recruit investors on behalf of an entity which engages in activities which are competitive with the services or products being provided or which are being produced or developed by the Company or its related entities, or are under investigation by the Company or its related entities at the termination of this Employment Contract, or (iii) become employed by such an entity in any capacity which would require Employee to carry out, in whole or in part, the duties Employee has performed for the Company or its related entities which are competitive with the services or products being provided or which are being produced or developed by the Company or its related entities, or are under active investigation by the Company or its related entities at the termination of this Employment Contract.

(d) Nonsolicitation of Customers. During Employee’s employment with the Company, Employee shall not, directly or indirectly without the Company’s prior written consent, contact or solicit any customers or clients of the Company of its related entities, or prospective customers with whom the Company or its related entities have solicited business within the last twelve (12) months and with whom Employee had material contact (“Customers”), for business purposes unrelated to furthering the Business of the Company or its related entities. For a period of two (2) years following termination of Employee’s employment with the Company, Employee shall not, directly or indirectly, (i) contact, solicit, divert or take away, any Customer for purposes of, or with respect to, selling a product or service which competes with the Business, or (ii) take any affirmative action in regard to establishing or continuing a relationship with a Customer for purposes of making or which directly or indirectly results in, a sale of a product or service which competes with the Business.

(e) Nonsolicitation of Employees. Employee shall not at any time within two (2) years after the termination of his employment, directly or indirectly, solicit, employ, or endeavor to entice away from the Company or its related entities any person who is or has been an employee of the Company or its related entities during the Employee’s employment or during the two-year nonsolicitation period.

(f) Confidentiality. Employee hereby acknowledges and agrees that during the Employment Contract, Employee will have access to Trade Secrets and “Confidential Information” of the Company or its related entities, Employee also acknowledges that Employee will not disclose or use, directly or indirectly, any Trade Secrets Employee obtains during the course of Employee’s employment related to the Business for two (2) years from the date of Employee’s termination of employment with the Company. Employee also recognizes that the services performed by Employee hereunder are special, unique and extraordinary and that by reason of Employee’s employment with the Company, Employee will receive, develop, or otherwise acquire “Confidential Information” (as hereinafter defined). Except as required by the pursuit of Employee’s duties with the Company or as it is authorized in writing by the Company, Employee acknowledges that Employee will not disclose or use, directly or indirectly, any Confidential Information related to the Business during the course of Employee’s employment and for a period of two (2) years after the date of Employee’s termination under this Employment Contract.

The term “Confidential Information” shall mean and include any information, data and know-how relating to the Business of the Company or its related entities that is disclosed to Employee by the Company or known to Employee as a result of Employee’s relationship with the Company and not generally within public domain (whether constituting a Trade Secret or not), including without limitation, all administrative procedures, product development and technical data, sales and/or marketing information, customer account records, payment plans, training and operations material, memoranda and manuals, personnel records, pricing information, and financial information concerning or relating to the Business and/or the Customers, employees and affairs of the Company or its related entities.

(g) Severability of Provisions. In the event any or all of the covenants of this Section 7 are deemed overly broad, the parties hereto agree that the covenants shall be enforced to the extent that they are not overly broad.

8. Products, Notes, Records and Software. All memoranda, notes, records and other documents and computer software made or compiled by Employee or made available to him during the term of this Employment Contract concerning the Business of the Company or its related entities, including, without limitation, all customer data, billing information, service data, and other technical material of the Company or its related entities, shall be the Company’s property and shall be delivered to the Company within two (2) days of the termination of this Employment Contract.

9. Ownership of Inventions.

(a) Disclosure to Company. Employee agrees to disclose promptly, in writing, to the Company’s Board of Directors any patentable or unpatentable, copyrightable or uncopyrightable, idea, invention, work of authorship (including, but not limited to computer programs, software and documentation), formula, device, improvement, method, process or discovery (each, an “Invention”) which relates to the Company’s business that Employee conceives, makes, develops, or works on, in whole or in part, solely or jointly with others during the term of Employee’s employment regardless of whether (i) such invention was conceived, made, developed or worked on during Employee’s regular hours of employment or his time away from work; (ii) the Invention was made at the suggestion of the Company; or (iii) the Invention was reduced to drawing, written description, documentation, models or other tangible form.

(b) Made For Hire Status of the Inventions. It is expressly agreed that the Inventions created by Employee hereunder shall be considered specially ordered or commissioned “works made for hire”, as such term is defined under the United States Copyright Act of 1976, as amended (the “Act”), and that such works and the copyright interests therein and thereto shall belong solely and exclusively to the Company and shall be considered the property of the Company for purposes of this Employment Contract. To the extent that such works do not constitute “works made for hire” under the Act, Employee, in consideration of $1.00 and other good and valuable consideration, the receipt and adequacy of which hereby are acknowledged, hereby irrevocably assigns to the Company, its successors and assigns, without royalty or any other further consideration, (i) all rights, title and interests in and to the copyrights of the Inventions and all renewals and extensions of the copyrights that may be secured under existing or future laws, and (ii) all other rights, title and interests he may have in the Inventions. Accordingly, the Company will have the right to register, in the office of the Registrar of Copyrights of the United States, the Inventions in the Company’s name as the owner and author of such Inventions. Employee shall, upon request by the Company and at the Company’s expense, promptly execute, acknowledge or deliver any documents or instruments deemed reasonably necessary by the Company to document, enforce, protect or otherwise perfect the Company’s copyright and other interests in the Inventions.

(c) Assignment to Company. Without limiting the generality or effect of any other provision of this Employment Contract, Employee agrees to assign to the Company without royalty or any other further consideration his entire right, title and interest in and to any Invention Employee is required to disclose hereunder.

(d) Records. Employee agrees to make and maintain adequate and current written records of all Inventions covered by this Employment Contract. These records shall be and remain the property of the Company.

(e) Patents and Proprietary Rights. Employee agrees to assist the Company in obtaining, maintaining, and enforcing patents and other proprietary rights in connection with any Invention covered this Employment Contract for which the Company has or obtains any right, title or interest. Employee further agrees that his obligations under this subsection shall continue beyond the termination of the term of this Employment Contract, but if Employee is called upon to render such assistance after the termination of the term of this Employment Contract, Employee shall be entitled to a fair and reasonable rate of compensation for such assistance. Employee shall, in addition, be entitled to reimbursement of any out-of-pocket expenses incurred at the request of the Company relating to such assistance.

(f) Other Assignments or Contracts. Employee represents that there are no other contracts to assign inventions that are now in existence between the Employee and any former employer or other person or entity. Employee further represents that he has no other employments or undertakings which might restrict or impair his performance of this Employment Contract.

10. Applicable Law. This Employment Contract is being executed in the State of Georgia and shall be construed and enforced in accordance with the laws of said jurisdiction.

11. Waiver of Breach. The waiver by the Company of a breach of any provision of this Employment Contract by Employee shall not operate or be construed as a waiver of any subsequent breach by Employee.

12. Successors and Assigns. This Employment Contract shall inure to the benefit of the Company, its subsidiaries and affiliates, and their respective successors and assigns. This Employment Contract and benefits hereunder are personal to Employee and may not be assigned or transferred by Employee.

13. Entire Agreement. This instrument contains the entire agreement of the parties and supersedes all prior agreements regarding Employee’s employment by the Company, including, but not limited to, oral discussions, letter agreements, or any other document concerning the possibility of employment with the Company. This Employment Contract may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, changes, modification, extension, or discharge is sought.

14. Invalidity of any Provision. It is the intention of the parties hereto that the provisions of this Employment Contract shall be enforced to the fullest extent permissible under the laws and public policies of each state and jurisdiction in which such enforcement is sought, but that the unenforceability (or the modification to conform with such laws or public policies) of any provision hereof shall not render unenforceable or impair the remainder of this Employment Contract which shall be deemed amended to delete or modify, as necessary, the invalid or unenforceable provisions. The parties further agree to alter the balance of the Employment Contract in order to render the same valid and enforceable.

15. Amendment for AJCA. The Company and Employee intend that any provision of this Employment Contract providing for the deferral of compensation (including as related to stock options) comply with the American Jobs Creation Act of 2004 (the “AJCA”). Pursuant to the transition period provided in Internal Revenue Service Notice 2005-1, as amended, upon the issuance of interpretive regulations the Company and Employee agree to amend this Employment Contract, as needed, to comply with the AJCA and preserve the intent of the parties with respect to the rights, benefits and obligations described herein.

16. Counterparts. This Employment Contract may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Contract under seal as of the date first above shown.

EMPLOYEE

/s/ Norwood H. Davis, III
NORWOOD H. DAVIS, III

COMPANY

TRX, INC.

By:	/s/ Mike Buckman

Title:	Chairman

(CORPORATE SEAL)